Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 9, 2017, except for Note 4, as to which the date is January 20, 2017, included in the Registration Statement on Form S-1 (No. 333-206640) of SPDR® Long Dollar Gold Trust, a series of World Currency Gold Trust, and to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

January 20, 2017